Exhibit 99.1
November 5, 2008

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS PRELIMINARY THIRD QUARTER 2008 FINANCIAL RESULTS

•	Consolidated revenue of $151.2 million
•	EBITDAS of $46.7 million
•	Net income of $0.6 million or $0.01 per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported preliminary third quarter 2008 revenues of $151.2 million, an increase of 12.8 percent over the third quarter of 2007. Third quarter 2008 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $46.7 million and includes a $0.6 million non-cash charge attributable to a charitable gift of broadband capacity to the University of Alaska. EBITDAS increased $7.7 million or 19.9 percent from the third quarter of 2007. The increase in EBITDAS was attributable to growth in all segments except network access.

GCI’s third quarter 2008 net income is $0.6 million, or earnings per diluted share of $0.01. The company’s third quarter net income compares to net income of $3.0 million, or earnings per diluted share of $0.05 in the same period of 2007. Net income for the third quarter of 2008 also includes the $0.6 million non-cash charge.

GCI’s third quarter results are preliminary due to the pending completion of certain depreciation calculations for the company’s wireless subsidiary Alaska DigiTel as described below.

Third quarter 2008 revenue increased along all products lines, excluding voice when compared to the prior year. Revenues for the company increased $8.8 million, or 6.2 percent, over second quarter 2008 revenues of $142.5 million. Third quarter EBITDAS of $46.7 million increased 6.5 percent from $43.8 million in the second quarter of 2008.

“We are very pleased to report another quarter of record revenue and EBITDAS,” said GCI president Ron Duncan. “GCI’s solid third quarter financial results are accompanied by excellent customer metrics. This continuing growth in customer and product counts is driving GCI’s accelerating financial success. We are out pacing our EBITDAS guidance for 2008 and our stated goal of $200 million for 2009 should be achievable.”

“The third quarter was very busy. It is the peak of our construction season and we deployed $75 million in capital building our statewide wired and wireless networks. I am pleased to report that these investments have already started to grow our EBITDAS. Our $33 million southeast fiber system turned up with a $6 million annual run rate in cost savings and new revenue and the new wireless service that we are rolling out in Alaska’s rural communities is being met with a phenomenal reception.”

“During the quarter we closed on our purchase of Alaska Wireless and acquired the remaining equity interest and operating control of Alaska DigiTel. We are rapidly integrating these two investments and they have contributed significantly to our wireless growth.”

      “This quarter marks the start of our wireless transition. We have begun switching customers from the GSM resale platform to our own network. Significant EBITDAS is shifting from our network access business to our consumer and commercial business segments as a result of the transition of AT&T Mobility traffic off of our carrier network and our transition of wireless customers to our own network.”

“Our stock has not escaped the pressures of the global financial crisis although it has recovered some in the last ten days. I find comfort in the fact that GCI has ample liquidity and is backed by a strong banking group. We ended the third quarter with $144 million in cash and undrawn credit facilities. Approximately $100 million of that amount would be currently available to us under our credit agreements. The Alaska economy continues to perform well remaining largely unscathed by the current economic turmoil. Employment continues to grow in Alaska, mortgage foreclosure rates are the lowest in the nation and the commercial real estate market is still strong.”

“Alaska appears to be uniquely positioned to weather recessionary pressures despite the recent steep decline in energy prices. The State has large cash reserves that should enable it to maintain its budget for at least the next two fiscal years. This is important for Alaska’s economy as the State is the largest employer and second largest source of gross state product. We believe Alaska will play an increasing role in our national energy policy and state’s economy will continue to grow as a direct result.”

GCI is increasing 2008 guidance for revenues to $560 million to $570 million, an increase of $10 million from previous guidance of $550 million to $560 million and expects EBITDAS in excess of $170 million, an increase of $5 million from previous guidance of more than $165 million. Additionally GCI anticipates total cash receipts in excess of $45 million during 2008 as a result of fiber IRU agreements which are not otherwise reflected in current guidance. GCI will provide 2009 revenue and EBITDAS guidance with its fourth quarter 2008 earnings report. As previously discussed in management’s quarterly conference calls, quarterly guidance will no longer be provided by the company.

Highlights
•
Consumer revenues totaled $66.5 million, an increase of 17.1 percent over the prior year quarter and an increase of 7.0 percent over the second quarter of 2008. The increases were in video, data and wireless products and services.

•
GCI local access lines increased by 1,800 over the second quarter of 2008. Consumer, network access, commercial and other local access lines totaled 139,500 at the end of the third quarter of 2008, representing an estimated 33 percent share of the total access line market in Alaska.

•
GCI has provisioned 94,500 access lines representing 68 percent of its total access lines on its own facilities at the end of the third quarter of 2008, an increase of 4,800 lines over the second quarter of 2008 and an increase of 34,100 lines when compared to the end of the third quarter of the prior year. The company had provisioned 60,400 access lines on its own facilities at the end of the third quarter of 2007.

•	GCI’s cable plant will be 100 percent digital by the end of 2008.

•
GCI had 101,100 consumer and commercial cable modem access customers at the end of the third quarter of 2008, an increase of 1,100 over the 100,000 cable modem customers at the end of the second quarter 2008. Average monthly revenue per cable modem totaled $39.23 for the third quarter of 2008 as compared to $37.77 for the second quarter of 2008, an increase of 3.9 percent. The increase in average monthly revenues arises primarily from customers upgrading to plans with increased levels of service.

•
GCI began converting its GSM wireless customers during September 2008. The total number of conversions to-date is below plan but the conversion rate is rapidly increasing. The company expects to have the conversion completed before the end of the second quarter of 2009. Conversion costs are expected to range between $6.0 million and $8.0 million.

•
GCI has 88,100 wireless subscribers, an increase of 4,000 subscribers from the second quarter of 2008. This increase includes customers acquired with the acquisition of Alaska Wireless offset by a database clean up of Alaska DigiTel customers.

•
GCI is now serving several communities in Southeast Alaska with its new $33 million undersea fiber. The project was completed and turned up on October 1, 2008. Costs savings and new revenues from the project are already at a $6.0 annual run rate.

•
GCI’s business plan is fully financed by $460 million in senior credit facilities, led by Calyon and supported by a strong group of nine other major lending institutions. GCI’s short-term cash is primarily maintained at Wells Fargo Bank, N.A., a participant in GCI credit facilities. GCI has approximately $96 million in availability on its revolving line of credit, $10 million available under other credit facilities and had cash and marketable securities of $37.7 million at the end of the third quarter of 2008. GCI’s financial agreements, including the satellite capital lease agreement, require annual principal payments of approximately $10 million. The senior bank credit facility revolver is due August 31, 2011 and the term loan is due in approximately equal amounts on December 31, 2011 and August 31, 2012. GCI has not invested in any derivatives or currency speculation contracts other than the purchase of a $180 million LIBOR cap on July 1, 2008. The cap limits the company’s three month LIBOR exposure to 4.5 percent until July 1, 2010.

Consumer
Consumer revenues increased 17.1 percent to $66.5 million compared to $56.8 million in the third quarter of 2007 and increased 7.0 percent over the second quarter of 2008. The increased revenue is from video, data and wireless products.

Consumer voice revenues were down 1.4 percent from the prior year and 4.4 percent from the second quarter of 2008. The decrease in voice revenues is primarily due to a $0.6 million decrease in USF support revenues, primarily due to a change in the accrual estimation during the third quarter of 2008. Consumer local access lines in service for the third quarter were up approximately 9,700 lines compared to the third quarter of 2007. Access lines in the third quarter increased by 1,100 over the second quarter of 2008.

GCI serves 64,300 consumer access lines on its own facilities, an increase of 3,800 lines from the second quarter of 2008. More than 80 percent of total consumer access lines are completely provisioned on GCI owned facilities.

Consumer video revenues increased 10.1 percent over the prior year and were up 2.2 percent from the second quarter of 2008. The increase in year over year revenue is due in part to an increase in video subscribers, subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. Consumer video subscribers totaled 131,200, an increase of 5,600 subscribers over the third quarter of 2007 and 900 subscribers from the second quarter of 2008.

Consumer data revenues increased 23.0 percent over the prior year and 3.5 percent over the second quarter of 2008. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. GCI added 8,000 consumer cable modem customers over the prior year and 1,100 customers during the third quarter of 2008.

Consumer wireless revenues increased to $17.9 million, an increase of 43.6 percent over the third quarter of 2007. The increase in wireless revenues is due in part to an increase in wireless subscribers, including those of the company’s wireless subsidiaries and the acquisition of Alaska Wireless on July 1, 2008.

Network Access
Network access revenues decreased 9.1 percent to $38.8 million as compared to $42.7 million in the third quarter of 2007 and decreased 7.4 percent from the second quarter of 2008. The decrease is primarily attributed to the previously announced transition of AT&T Mobility traffic off of the GCI network.

Voice revenues, as expected, decreased 23.9 percent from the prior year and 15.3 percent from the second quarter of 2008. The decrease in voice revenues from the prior year is primarily due to the migration of AT&T Mobility traffic. Network access minutes decreased 20.4 percent to 255.8 million minutes for the third quarter of 2008 as compared to the third quarter of 2007. Minutes for the third quarter of 2008 decreased 21.6 percent from the second quarter of 2008.

Data revenues for the third quarter of 2008 were up 21.6 percent compared to third quarter 2007 and increased 0.9 percent over the second quarter of 2008. The increase in data revenues over the prior year is primarily due to an increase in circuits sold.

Commercial
Commercial revenues increased 10.6 percent to $30.2 million as compared to $27.3 million in the third quarter of 2007 and increased 9.9 percent from $27.4 million in the second quarter of 2008. Commercial revenues increased primarily due to an increase in video advertising and time and materials revenues.

A third quarter decrease in voice revenues as compared to the prior year was primarily due to a decrease in average revenue per minute and a 0.6 percent decrease in long distance minutes. Sequentially, commercial minutes increased 1.2 percent over the second quarter of 2008. GCI increased commercial local access lines by 3,500 over the third quarter of 2007 and 800 when compared to the second quarter of 2008.

Commercial video revenues increased 39.6 percent on a year-over-year and sequential basis. The increase in revenues is due mostly to an increase in advertising revenues.

Commercial data network revenues in the third quarter of 2008 totaled $18.1 million, an increase of 13.7 percent when compared to $16.0 million in the third quarter of 2007 and increased $1.6 million or 9.4 percent, when compared to $16.6 million in the second quarter of 2008.

    Commercial data network revenues comprise $9.8 million in monthly recurring charges for data services and $8.3 million in charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity. For the third quarter of 2008 monthly recurring data revenues increased by approximately $0.8 million when compared to the third quarter 2007 and $0.3 million compared to the second quarter 2008.

Managed Broadband
            Managed broadband revenues totaled $9.9 million in the third quarter of 2008, an increase of 33.9 percent from $7.4 million in the third quarter of 2007. Revenue for the third quarter was up 8.0 percent from the $9.1 million reported in the second quarter of 2008. A significant portion of the increased revenues are a result of the acquisition of the United Companies.

Regulated Operations
Regulated operations revenues totaled $5.9 million and its EBITDAS totaled $1.3 million for the third quarter of 2008. Regulated operations has 12,300 local access lines at the end of the third quarter of 2008, an increase of 100 access lines over the second quarter of 2008.

Other Items
During the third quarter of 2008 GCI’s capital expenditures totaled $68.1 million as compared to $167.4 million in the second quarter of 2008. GCI’s capital expenditures total $288.2 million for the first nine months of 2008. GCI received an amendment on October 17, 2008 increasing total allowable capital expenditures by $15 million to $340 million for 2008. The increase was required primarily to meet customer requirements related to approximately $60 million in fiber capacity agreements.

In late December 2007, Alaska DigiTel committed to a substantial upgrade of its wireless network during 2008 and expected to decommission certain assets at or near the end of 2008. As a result of this decision the estimated useful life of these assets changed, and the net book value at the date the decision was determined should have been depreciated over the remaining period the assets were expected to be used. GCI has recently determined that Alaska DigiTel’s depreciation expense was understated approximately $1.9 million and $1.8 million, respectively, in the first and second quarters of 2008 or approximately $0.5 million and $0.6 million, respectively, net of income tax and minority interest, for the first and second quarters of 2008. GCI expects to restate its first and second quarter results by filing amended Forms 10Q as soon as practicable. The adjustments are expected to result in a slight increase in previously reported EBITDAS resulting from the related effect on minority interest.

While the company believes that the financial results included in this press release are materially correct, the company's auditors have not yet concluded all aspects of their review of our financial statements. Accordingly, the financial results included herein should be considered preliminary and may be subject to change following conclusion of the review.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 6, 2008 beginning at 2 p.m. (Eastern). To access the briefing on November 6, dial 888-323-9725 (International callers should dial 517-308-9003) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-376-2452, access code 7461 (International callers should dial 203-369-0302).

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which by the end of 2008, will connect not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is now in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)
	(Unaudited,
	preliminary)
	September 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$32,408	13,074

Receivables	110,724	97,913
Less allowance for doubtful receivables	1,946	1,657
Net receivables	108,778	96,256

Deferred income taxes	8,101	5,734
Investment securities	5,276	-
Inventories	5,266	2,541
Prepaid expenses	5,255	5,356
Other current assets	713	717
Total current assets	165,797	123,678

Property and equipment in service, net of depreciation	743,274	504,273
Construction in progress	100,657	69,409
Net property and equipment	843,931	573,682

Cable certificates	191,565	191,565
Goodwill	62,387	42,181
Wireless licenses	26,007	25,757
Other intangible assets, net of amortization	20,419	11,769
Deferred loan and senior notes costs, net of amortization	6,388	6,202
Other assets	11,594	9,399
Total other assets	318,360	286,873
Total assets	$1,328,088	984,233

		(Continued)
Note:
Our results as of September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for March 31, 2008 and June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)
	(Unaudited,
	preliminary)
	September 30,	December 31,
Liabilities, Minority Interest, and Stockholders' Equity	2008	2007

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$13,792	2,375
Accounts payable	51,831	35,747
Deferred revenue	21,181	16,600
Accrued payroll and payroll related obligations	18,542	16,329
Accrued liabilities	11,174	7,536
Accrued interest	2,977	8,927
Subscriber deposits	1,143	877
Total current liabilities	120,640	88,391

Long-term debt	703,390	536,115
Obligations under capital leases, excluding current maturities	95,151	2,290
Obligation under capital lease due to related party, excluding current maturity	1,866	469
Deferred income taxes	91,071	84,294
Long-term deferred revenue	37,117	845
Other liabilities	15,579	12,396
Total liabilities	1,064,814	724,800

Minority interest	-	6,478

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,974 and 50,437 shares at September 30, 2008 and December 31, 2007, respectively; outstanding 49,505 and 49,425 shares at September 30, 2008 and December 31, 2007, respectively	150,935	155,980

Class B. Authorized 10,000 shares; issued 3,247 and 3,257 shares at September 30, 2008 and December 31, 2007, respectively; outstanding 3,245 and 3,255 shares at September 30, 2008 and December 31, 2007, respectively; convertible on a share-per-share basis into Class A common stock	2,742	2,751

Less cost of 471 and 473 Class A and Class B common shares held in treasury at September 30, 2008 and December 31, 2007, respectively	(3,423)	(3,448)

Paid-in capital	25,310	20,132
Retained earnings	87,710	77,540
Total stockholders' equity	263,274	252,955

Total liabilities, minority interest, and stockholders' equity	$1,328,088	984,233

Note:
Our results as of September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for March 31, 2008 and June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2008 (preliminary)	2007 (as restated)	2008 (preliminary)	2007 (as restated)

Revenues	$151,233	134,090	428,368	389,011

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	50,401	52,213	154,160	145,782
Selling, general and administrative expenses	56,410	44,735	151,076	131,770
Depreciation and amortization expense	28,552	21,970	78,821	64,273
Operating income	15,870	15,172	44,311	47,186

Other income (expense):
Interest expense	(13,693)	(8,620)	(33,277)	(25,495)
Loan and senior notes fees	(441)	(751)	(1,543)	(1,147)
Interest income	386	82	869	427
Minority interest	(455)	37	389	26
Other expense, net	(14,203)	(9,252)	(33,562)	(26,189)

Income before income tax expense	1,667	5,920	10,749	20,997

Income tax expense	1,103	2,964	6,044	9,817

Net income available to common shareholders	$564	2,956	4,705	11,180

Basic net income available to common shareholders per common share	$0.01	0.06	0.09	0.21

Diluted net income available to common shareholders per common share	$0.01	0.05	0.09	0.19

Common shares used to calculate basic EPS	52,371	52,852	52,317	53,103

Common shares used to calculate diluted EPS	53,318	54,203	52,986	54,611

Note:
(1) We reclassified $4.3 million and $12.6 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three and nine months ended September 30, 2007, respectively, to make our income statement classification more consistent with that of our peers.

(2) Our results for the three and nine months ended September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for the three months ended March 31, 2008 and for the three and six months ended June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2008 (preliminary)						Third Quarter 2007 (as restated)
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,582	19,671	7,597	-	5,938	44,788	11,750	25,856	7,838	-	-	45,444
Video	26,241	-	2,999	-	-	29,240	23,834	-	2,148	-	-	25,982
Data	10,745	18,148	18,140	9,866	-	56,899	8,736	14,920	15,961	7,369	-	46,986
Wireless	17,917	959	1,430	-	-	20,306	12,475	1,881	1,322	-	-	15,678
Total	66,485	38,778	30,166	9,866	5,938	151,233	56,795	42,657	27,269	7,369	-	134,090

Cost of goods sold (exclusive of depreciation and amortization)	20,574	10,501	15,283	2,651	1,392	50,401	23,076	12,409	14,117	2,611	-	52,213

Contribution	45,911	28,277	14,883	7,215	4,546	100,832	33,719	30,248	13,152	4,758	-	81,877

Less SG&A	28,794	11,398	9,356	3,636	3,226	56,410	23,199	9,549	9,035	2,952	-	44,735
Add other income (expense)	(200)	(178)	(77)	-	-	(455)	14	16	7	-	-	37
EBITDA	16,917	16,701	5,450	3,579	1,320	43,967	10,534	20,715	4,124	1,806	-	37,179

Add share-based compensation	1,075	920	488	211	-	2,694	603	641	370	128	-	1,742
EBITDAS	$17,992	17,621	5,938	3,790	1,320	46,661	11,137	21,356	4,494	1,934	-	38,921

Note:
(1) We reclassified $4.3 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three months ended September 30, 2007 to make our income statement classification more consistent with that of our peers.

(2) Our results for the three and nine months ended September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for the three months ended March 31, 2008 and for the three and six months ended June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Third Quarter 2008 (preliminary)						Second Quarter 2008 (preliminarily restated)
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,582	19,671	7,597	-	5,938	44,788	12,117	23,213	7,280	-	1,879	44,489
Video	26,241	-	2,999	-	-	29,240	25,668	-	2,149	-	-	27,817
Data	10,745	18,148	18,140	9,866	-	56,899	10,386	17,988	16,584	9,134	-	54,092
Wireless	17,917	959	1,430	-	-	20,306	13,942	690	1,431	-	-	16,063
Total	66,485	38,778	30,166	9,866	5,938	151,233	62,113	41,891	27,444	9,134	1,879	142,461

Cost of goods sold (exclusive of depreciation and amortization)	20,574	10,501	15,283	2,651	1,392	50,401	23,689	11,529	13,912	3,020	298	52,448

Contribution	45,911	28,277	14,883	7,215	4,546	100,832	38,424	30,362	13,532	6,114	1,581	90,013

Less SG&A	28,794	11,398	9,356	3,636	3,226	56,410	26,054	9,579	8,312	3,093	1,222	48,260
Add other income (expense)	(200)	(178)	(77)	-	-	(455)	197	176	76	-	-	449
EBITDA	16,917	16,701	5,450	3,579	1,320	43,967	12,567	20,959	5,296	3,021	359	42,202

Add share-based compensation	1,075	920	488	211	-	2,694	637	522	317	117	-	1,593
EBITDAS	$17,992	17,621	5,938	3,790	1,320	46,661	13,204	21,481	5,613	3,138	359	43,795

Note:
Our results for the three and nine months ended September 30, 2008 are preliminary as our auditors have not completed their review odue to a restatement of our Forms 10-Q for the three months ended March 31, 2008 and for the three and six months ended June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30, 2008 (preliminary)						Nine Months Ended September 30, 2007 (as restated)
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$35,559	64,826	22,092	-	7,817	130,294	34,711	74,704	23,740	-	-	133,155
Video	77,556	-	6,968	-	-	84,524	71,372	-	5,918	-	-	77,290
Data	31,227	52,975	50,933	26,526	-	161,661	24,953	45,317	44,476	21,243	-	135,989
Wireless	45,638	2,042	4,209	-	-	51,889	34,490	4,578	3,509	-	-	42,577
Total	189,980	119,843	84,202	26,526	7,817	428,368	165,526	124,599	77,643	21,243	-	389,011

Cost of goods sold (exclusive of depreciation and amortization)	68,965	32,284	43,266	7,955	1,690	154,160	67,410	32,368	38,640	7,364	-	145,782

Contribution	121,015	87,559	40,936	18,571	6,127	274,208	98,116	92,231	39,003	13,879	-	243,229

Less SG&A	80,201	30,564	26,279	9,584	4,448	151,076	67,265	28,812	27,221	8,472	-	131,770
Add other income (expense)	170	153	66	-	-	389	10	11	5	-	-	26
EBITDA	40,984	57,148	14,723	8,987	1,679	123,521	30,861	63,430	11,787	5,407	-	111,485

Add share-based compensation	2,209	1,863	1,057	418	-	5,547	1,199	1,234	782	275	-	3,490
EBITDAS	$43,193	59,011	15,780	9,405	1,679	129,068	32,060	64,664	12,569	5,682	-	114,975

Note:
(1) We reclassified $12.6 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the nine months ended September 30, 2007 to make our income statement classification more consistent with that of our peers.

(2) Our results for the three and nine months ended September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for the three months ended March 31, 2008 and for the three and six months ended June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable. The financial information presented includes the anticipated effects of the restatement.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2008		September 30, 2008
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance subscribers	89,300	89,700	89,800	(400)	(500)	-0.4%	-0.6%
Total local access lines in service	79,200	69,500	78,100	9,700	1,100	14.0%	1.4%
Local access lines in service on GCI facilities	64,300	45,900	60,500	18,400	3,800	40.1%	6.3%

Video
Basic subscribers	131,200	125,600	130,300	5,600	900	4.5%	0.7%
Digital programming tier subscribers	70,100	62,600	68,200	7,500	1,900	12.0%	2.8%
HD/DVR converter boxes	62,900	43,600	56,900	19,300	6,000	44.3%	10.5%
Homes passed	227,400	222,100	226,900	5,300	500	2.4%	0.2%

Data
Cable modem subscribers	92,100	84,100	91,000	8,000	1,100	9.5%	1.2%

Wireless
Wireless lines in service	81,200	66,100	77,000	15,100	4,200	22.8%	5.5%

Network Access Services
Data:
Total ISP access lines in service	1,800	2,600	2,000	(800)	(200)	-30.8%	-10.0%

Commercial
Voice:
Long-distance subscribers	10,200	10,800	10,400	(600)	(200)	-5.6%	-1.9%
Total local access lines in service	46,200	42,700	45,400	3,500	800	8.2%	1.8%
Local access lines in service on GCI facilities	17,900	11,900	15,400	6,000	2,500	50.4%	16.2%

Video
Hotels and mini-headend subscribers	15,000	15,200	15,700	(200)	(700)	-1.3%	-4.5%
Basic subscribers	2,000	1,900	2,000	100	-	5.3%	0.0%
Total basic subscribers	17,000	17,100	17,700	(100)	(700)	-0.6%	-4.0%

Data
Cable modem subscribers	9,000	8,300	9,000	700	-	8.4%	0.0%

Wireless
Wireless lines in service	6,900	7,200	7,100	(300)	(200)	-4.2%	-2.8%

Regulated Operations
Voice:
Total local access lines in service	12,300	NA	12,200	NA	NA	NA	NA

	Three Months			September 30, 2008		September 30, 2008
	Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2008	2007	2008	2007	2008	2007	2008
Consumer
Voice
Long-distance minutes carried (in millions)	31.2	33.2	32.0	(2.0)	(0.8)	-6.0%	-2.5%

Video
Average monthly gross revenue per subscriber	$67.18	$63.44	$65.86	$3.74	$1.32	5.9%	2.0%

Wireless
Average monthly gross revenue per subscriber	$56.48	$58.25	$57.39	$(1.77)	$(0.91)	-3.0%	-1.6%

Network Access Services
Voice
Long-distance minutes carried (in millions)	255.8	321.4	326.2	(65.6)	(70.4)	-20.4%	-21.6%

Commercial
Voice:
Long-distance minutes carried (in millions)	33.3	33.5	32.9	(0.2)	0.4	-0.6%	1.2%

Total
Long-distance minutes carried (in millions)	320.3	388.1	391.1	(67.8)	(70.8)	-17.5%	-18.1%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30, 2008 (preliminary)	September 30, 2007 (as restated)	June 30, 2008 (preliminarily restated)
Net income	$0.6	3.0	3.0
Income tax expense	1.1	3.0	2.3
Income before income tax expense	1.7	6.0	5.3

Other (income) expense:
Interest expense	13.7	8.6	10.9
Loan and senior notes fees	0.4	0.7	0.8
Interest income	(0.4)	(0.1)	(0.4)
Minority interest	0.5	---	(0.4)
Other expense, net	14.2	9.2	10.9

Operating income	15.9	15.2	16.2
Depreciation and amortization expense	28.6	22.0	25.5
Minority interest	(0.5)	---	0.4

EBITDA (Note 2)	44.0	37.2	42.1
Share-based compensation expense	2.7	1.7	1.7
EBITDAS (Note 1)	$46.7	38.9	43.8

	Nine Months Ended
	September 30, 2008 (preliminary)	September 30, 2007 (as restated)
Net income	$4.7	11.2
Income tax expense	6.0	9.8
Income before income tax expense	10.7	21.0

Other (income) expense:
Interest expense	33.3	25.5
Loan and senior notes fees	1.5	1.1
Interest income	(0.9)	(0.4)
Minority interest	(0.3)	---
Other expense, net	33.6	26.2

Operating income	44.3	47.2
Depreciation and amortization expense	78.8	64.3
Minority interest	0.4	---

EBITDA (Note 2)	123.5	111.5
Share-based compensation expense	5.6	3.5
EBITDAS (Note 1)	$129.1	115.0

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) Our results for the three and nine months ended September 30, 2008 are preliminary as our auditors have not completed their review due to a restatement of our Forms 10-Q for the three months ended March 31, 2008 and for the three and six months ended June 30, 2008. We are in the process of assessing the impact of the restatement and we expect to file Forms 10-Q/A for March 31, 2008 and June 30, 2008 as soon as practicable.  The financial information presented includes the anticipated effects of the restatement.